As filed with the Securities and Exchange Commission on February 15, 1995
                                    Registration No.  33-

                 SECURITIES AND EXCHANGE COMMISSION
                       Washington, D.C.20549
                              FORM S-3
                       REGISTRATION STATEMENT
                               Under
                     The Securities Act Of 1933

                         CINTAS CORPORATION
       (Exact name of registrant as specified in its charter)

             Incorporated under the laws of Washington

                I.R.S. Employer I.D. No. 31-1188630

                       6800 Cintas Boulevard
                       Cincinnati, Ohio 45262
                           (513) 459-1200
  (Address, including zip code, and telephone number, including area code, of registrants principal executive offices)

                       Gary P. Kreider, Esq.
                    Keating, Muething & Klekamp
                    18th Floor, Provident Tower
                       One East Fourth Street
                       Cincinnati, Ohio 45202
                           (513) 579-6411
  (Name, address, including zip code, and telephone number, including area code, of agent for service)

  Approximate date of commencement of the proposed sale to the public: From time to time after the effective date of the Registration Statement pending market conditions.

  If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [ ]

  If any securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [X]

                  CALCULATION OF REGISTRATION FEE


      Title of      Amount    Proposed Maximum  Proposed Maximum    Amount of
    Shares to Be     to Be     Aggregate Price     Aggregate      Registration
     Registered   Registered      Per Unit      Offering Price*        Fee
   _____________  __________  ________________  ________________  ___________

    Common Stock      1,606            $37           $59,422          $100

   *Calculated pursuant to Rule 457(c), based on the average of the high and low price of the Common Stock on NASDAQ/NMS on February 10, 1995.

  The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until this Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), shall determine.

                     Page _____ of _____ Pages

  PROSPECTUS


                         CINTAS CORPORATION

                    1,606 shares of Common Stock

       This Prospectus relates to 1,606 shares of Common Stock, without par value of Cintas Corporation, a Washington corpora-tion ("Cintas" or the "Company"). The shares are being offered for sale by Rental Uniform Service of Statesville, Inc., J. Neal Blackwelder and Ruth M. Blackwelder (collectively the "Selling Securityholders") who acquired the shares in connec-tion with an acquisition by Cintas of Sunshine Uniform Ser-vice, Inc., a corporation owned by the Selling Security-holders. The Selling Securityholders previously registered 218,159 shares acquired in the acquisition. The 1,606 shares offered for sale hereby relate to a post-closing adjustment of the original acquisition purchase price.

                     __________________________

       The Common Stock may be offered to the public from time to time by the Selling Securityholders. See "The Selling Securityholders". The Company will receive none of the pro-ceeds from the sale of the Common Stock by the Selling Securityholders but will pay certain of the expenses of this offering. The Selling Securityholders will bear certain costs of this offering, including the commissions and discounts of any underwriters, dealers and agents and the legal expenses of the Selling Securityholders. The Common Stock may be sold directly or through underwriters, dealers or agents in market transactions or privately-negotiated transactions. See "Plan of Distribution". Cintas' Common Stock is traded in The Nasdaq Stock Market/National Market System under the symbol "CTAS".

                    ____________________________

  THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION NOR HAS THE COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS.
  ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                   ______________________________

         The date of this Prospectus is February __, 1995.

                       AVAILABLE INFORMATION

       The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission") under file No. 0-11399. Reports, proxy statements and other information filed by the Company can be inspected and copied at the public reference facilities maintained by the Commission at Room 1024, Judicia-ry Plaza, 450 Fifth Street N.W., Washington, D.C. 20549 and at the Regional Offices of the Commission at 75 Park Place, 14th Floor, New York, New York 10007; and at Northwestern Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Copies of such material can be obtained at prescribed rates from the Public Reference Section of the Commission, 450 Fifth Street N.W., Washington, D.C. 20549.

       This Prospectus constitutes a part of a Registration Statement on Form S-3 (Number 33-_______) filed by the Company with the Commission under the Securities Act of 1933 (the "Securities Act"). This Prospectus omits certain of the infor-mation contained in the Registration Statement, and reference is hereby made to the Registration Statement and to the exhib-its relating thereto for further information with respect to the Company and the shares offered hereby. Any statements contained herein concerning the provisions of any documents are not necessarily complete, and, in each instance, reference is made to such copy filed as an exhibit to the Registration Statement or otherwise filed with the Commission. Each such statement is qualified in its entirety by such reference.

                         FINANCIAL REPORTS

       The Company furnishes its shareholders with annual re-ports containing audited financial statements and with quar-terly reports for the first three quarters of each year con-taining unaudited interim financial information.

               INFORMATION INCORPORATED BY REFERENCE

       The following documents filed by the Company with the Commission are incorporated into this Prospectus by reference:

       (1)  Annual Report on Form 10-K for the fiscal year ended
            May 31, 1994 including Annual Report to Shareholders for the fiscal year ended May 31, 1994.

       (2) Quarterly Reports on Form 10-Q for the quarters ended August 31, 1994 and November 30, 1994.

       (3) Registration Statement on Form 8-A, SEC File No. 0-11399, registering the Company's Common Stock under
            Section 12 of the Exchange Act, which describes the class of securities being registered hereunder.

       All documents subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act, after the date of this Prospectus and prior to the termination of the offering of the shares offered hereby, shall be deemed to be incorporated by reference into this Prospectus and to be part hereof.

       Statements contained in the documents incorporated by reference shall be deemed to be modified and superseded to the extent that statements contained herein modify or supersede such statements.

       THIS PROSPECTUS INCORPORATES DOCUMENTS BY REFERENCE WHICH ARE NOT PRESENTED HEREIN OR DELIVERED HEREWITH. THESE DOCU-MENTS (NOT INCLUDING EXHIBITS TO THE INFORMATION THAT IS INCORPORATED BY REFERENCE UNLESS SUCH EXHIBITS ARE SPECIFICAL-LY INCORPORATED BY REFERENCE INTO THE INFORMATION THAT THE PROSPECTUS INCORPORATES) ARE AVAILABLE UPON REQUEST, WITHOUT CHARGE, FROM DAVID T. JEANMOUGIN, SENIOR VICE PRESIDENT OF THE COMPANY, 6800 CINTAS BOULEVARD, CINCINNATI, OHIO 45262, PHONE
  (513) 459-1200.

                            THE COMPANY

       Cintas is a leader in the uniform rental and sales busi-ness and has particular expertise in designing, planning and implementing corporate identity uniform programs. The Company concentrates on uniform rental services and custom uniform sales. Revenues received from uniform rental services and non-uniform rental items, including dust mops, entrance mats and wiping cloths, accounted for approximately 89% of Cintas' revenues for fiscal 1994. The balance of the Company's reve-nues are derived from custom uniform sales. The Company pro-vides rental products and services through a network of 100 uniform rental locations and sells uniforms to national cus-tomers through distribution centers located in Cincinnati and Reno, Nevada. At its four manufacturing facilities the Company manufactures a substantial portion of the uniform trousers and uniform shirts supplied to its customers.

       During the past five years, Cintas has made several acquisitions of rental operations which significantly affected the Company's revenues and net income. These acquisitions were completed using cash, seller-financing, Cintas Common Stock or a combination of these methods. The Company acquired Sunshine Uniform Service, Inc., an Arkansas corporation ("Sun-shine Uniform") on October 3, 1994. Sunshine Uniform operates facilities and services the Memphis, Tennessee and Little Rock, Arkansas markets. See "The Selling Securityholders". The Company intends to continue to expand, through both inter-nal growth, including the establishment of operations in new geographic areas, and by continuing its acquisition program.

       Cintas was incorporated under the laws of the State of Washington in 1986 and is the successor to a business begun in 1929. Its executive offices are located at 6800 Cintas Boule-vard, Cincinnati, Ohio 45262; telephone number (513) 459-1200.

                    THE SELLING SECURITYHOLDERS

       The shares being sold in this offering are being sold by the Selling Securityholders. On October 3, 1994, Sunshine Uniform was acquired by Cintas through the merger of Sunshine Uniform with a Cintas subsidiary. The Selling Securityholders were issued, in the aggregate, 219,765 shares of Cintas Common Stock in connection with the acquisition of Sunshine Uniform by the Company.

       Of such 219,765 shares, the Company previously registered 218,159 shares on a Registration Statement on Form S-3 (Number 33-85376). This Prospectus relates solely to the 1,606 shares of Cintas Common Stock issued to the Selling Securityholders in a post-closing adjustment of the original acquisition price.

       Other than the shares issued to the Selling
  Securityholders in connection with the acquisition of Sunshine Uniform by the Company, the Selling Securityholders own no other shares of Cintas Common Stock. If all 219,765 shares, including both those registered previously and those offered hereby, are sold, the Selling Securityholders will own no Cintas Common Stock.

                          USE OF PROCEEDS

       The Company will not receive any proceeds from the shares being sold in this offering.

                        PLAN OF DISTRIBUTION

       The Common Stock may be sold from time to time directly by the Selling Securityholders. Alternatively, the Selling Securityholders may from time to time offer the Common Stock through underwriters, dealers or agents. The distribution of the Common Stock by the Selling Securityholders may be effect-ed from time to time in one or more transactions that may take place on the over-the-counter market including ordinary broker's transactions, privately-negotiated transactions or through sales to one or more broker/dealers for resale of such securities as principals, at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices. Usual and customary or specif-ically negotiated brokerage fees or commissions may be paid by these holders in connection with such sales.

       The Company will pay certain expenses incident to the offering and sale of the Common Stock to the public. The Company will not pay for, among other expenses, commissions and discounts of underwriters, dealers or agents or the fees and expenses of counsel for the Selling Securityholders.

                           LEGAL MATTERS

       The legality of the Common Stock offered hereby will be passed upon for Cintas by Keating, Muething & Klekamp, Cincin-nati, Ohio, of which Donald P. Klekamp, a Director of the Company, is a partner. Members of that firm beneficially own 147,267 shares of Cintas Common Stock.

                           MISCELLANEOUS

       No person is authorized to give any information or to make any representations other than those contained or incor-porated by reference in this Prospectus and, if given or made, such information or representations must not be relied upon as having been authorized. This Prospectus does not constitute an offer to sell or a solicitation of an offer to buy any securi-ties other than the registered securities to which it relates or an offer to sell or a solicitation of an offer to buy such securities in any jurisdiction to any person to whom it is unlawful to make such offer or solicitation in such jurisdic-tion. Neither the delivery of this Prospectus nor any sale hereunder shall, under any circumstances, create any implica-tion that there has been no change in the affairs of Cintas since the date hereof or that the information herein is cor-rect as of any time subsequent to its date.

                              PART II

             INFORMATION NOT REQUIRED IN THE PROSPECTUS


  Item 14.  Other Expenses of Issuance and Distribution.

       The following is a list of estimated expenses in connec-tion with the issuance and distribution of the securities being registered, with the exception of underwriting discounts and commissions:

       Registration Fee . . . . . . . . . . . . $  100.00
       Printing costs . . . . . . . . . . . . .    500.00
       Legal fees and expenses  . . . . . . . .  2,000.00
       Accounting fees and expenses . . . . . .  1,000.00
       Blue sky fees and expenses . . . . . . .    100.00
       Miscellaneous  . . . . . . . . . . . . .    100.00
                                                _________

        Total . . . . . . . . . . . . . . . . . $3,800.00

       All of the above expenses other than the Registration fee are estimates. All of the above expenses will be borne by Cintas pursuant to agreement upon issuance of the Common Stock offered in this Registration Statement.

  Item 15.  Indemnification of Directors and Officers.

       Washington Business Corporation Act, Section 23A.08.025, allows indemnification by the Registrant to any person made or threatened to be made a party to any proceedings, other than a proceeding by or in the right of the Registrant, by reason of the fact that he is or was a director, officer, employee or agent of the Registrant, against expenses, including judgments and fines, if he acted in good faith and in a manner reason-ably believed to be in or not opposed to the best interests of the Registrant and, with respect to criminal actions, in which he had no reasonable cause to believe that his conduct was unlawful. Similar provisions apply to actions brought by or in the right of the Registrant, except that no indemnification shall be made in proceedings in which the person shall have been adjudged to be liable to the Corporation. Indemnifica-tions are to be made by a majority vote of a quorum of disin-terested directors or the written opinion of independent counsel or by the shareholders.

       Article V of the Registrant's By-Laws provides that indemnification shall be extended to any of the persons de-scribed above to the full extent permitted by the Washington
  Business Corporation Act.

  Item 16.  Exhibits.


         Exhibit No.                     Description
         ___________       ____________________________________

             5             Opinion re: Legality

            23.1           Consent of Independent Auditors

            23.2           Consent of Counsel (Contained in
                           Exhibit 5)

            24             Power of Attorney (Contained on
                           Page II-4)

  Item 17.  Undertakings.

       Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the provisions set forth in Item 15 hereof, or otherwise, the Registrant has been advised that in the opinion of the Securi-ties and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Regis-trant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such direc-tor, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate juris-diction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

       The undersigned Registrant hereby undertakes:

       (1) to file, during any period in which offers or sales are being made, a post-effective amendment to this Registra-tion Statement:

       (i)  to include any prospectus required by Section
            10(a)(3) of the Securities Act of 1933;

       (ii) to reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amend-ment thereof) which, individually or in the aggre-gate, represent a fundamental change in the informa-tion set forth in the Registration Statement;

      (iii) to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

  Provided, however, that paragraphs (i) and (ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the registrant pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

       (2) that, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at the time shall be deemed to be the initial bona fide offering thereof; and

       (3) to remove from Registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

       The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursu-ant to Section 13(a) or Section 15(d) of the Securities Ex-change Act of 1934 that is incorporated by reference in the Registration Statement shall be deemed to be a new Registra-tion Statement relating to the securities offering therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                             SIGNATURES

       Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly autho-rized, in the City of Mason, State of Ohio, on February 14, 1995.

                                      CINTAS CORPORATION


                                      BY:   Richard T. Farmer
                                            _____________________
                                            Richard T. Farmer,
                                            Chairman and Chief
                                            Executive Officer

     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated. The persons whose names appear with an asterisk (*) below hereby designate Richard T. Farmer or David T. Jeanmougin, or either of them, as attorney-in-fact to sign all amendments including any post-effective amendments to this Registration Statement.

           Signature               Title                Date
________________________     ________________   _________________

                             Chairman of the
                             Board of
Richard T. Farmer            Directors, Chief
________________________     Executive Officer  February 14, 1995
Richard T. Farmer


                             President, Chief
Robert J. Kohlhepp           Operating Officer
________________________     and Director       February 14, 1995
*Robert J. Kohlhepp




Roger L. Howe                Director           February 14, 1995
________________________
*Roger L. Howe




James J. Gardner             Director           February 14, 1995
________________________
*James J. Gardner



Donald P. Klekamp            Director           February 14, 1995
________________________
*Donald P. Klekamp



Gerald V. Dirvin             Director           February 14, 1995
________________________
*Gerald V. Dirvin



Scott D. Farmer              Vice President,
_______________________      Director           February 14, 1995
 *Scott D. Farmer

                             Senior Vice
                             President of
                             Finance (Principal
                             Financial Officer
                             and Principal
David T. Jeanmougin          Accounting
_______________________      Officer)            February 14, 1995
 David T. Jeanmougin